Exhibit 99.1

[LOGO]   VASCULAR SOLUTIONS

NEWS RELEASE
For Immediate Release: Thursday, March 4, 2004	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS COMMENTS ON DIOMED PATENT LITIGATION

        MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq:VASC) responded to the announcement today by Diomed Holdings, Inc. of the initiation of a patent infringement lawsuit against Vascular Solutions, Inc. in the United States District Court for the District of Massachusetts related to the company’s Vari-Lase endovenous laser business.

        Howard Root, CEO of Vascular Solutions, commented “Once again, Diomed has announced a litigation without, to my knowledge, serving Vascular Solutions with a summons and complaint to properly commence the action. Therefore, we have not had the opportunity to review the allegations other than what is disclosed in Diomed’s press release. We can state, however, that we have analyzed the single Diomed licensed patent in this area, and we have a written opinion of non-infringement from our outside intellectual property counsel. We believe that our Vari-Lase products do not infringe any validly existing patent, and we intend to vigorously defend this action.”

ABOUT VASCULAR SOLUTIONS

        Vascular Solutions, Inc. is an interventional medical device company with a focus on sealing technologies. New products introduced in the second half of 2003 include the Vari-Lase™ endovenous laser procedural kit for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the D-Stat Radial™ hemostat band for the control of bleeding following catheterizations utilizing the radial artery in the wrist, and the Pronto™ extraction catheter for the mechanical extraction of soft thrombus. The Company’s other products include the Duett™ sealing device to rapidly seal the puncture site following catheterization procedures, the D-Stat® Flowable hemostat which is used in a wide variety of interventional procedures for the local management of active bleeding, and the Acolysis® intravascular therapeutic ultrasound product which is sold in international markets for the treatment of peripheral occlusive arterial disease.

        The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, need for adoption of our new products, lack of profitability, exposure to possible intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA related to our products.

        For further information, connect to www.vascularsolutions.com

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